Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

August 30, 2004

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

Re:	Susquehanna Bancshares, Inc.

4.75% Fixed Rate/Floating Rate Subordinated Notes due 2014

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to $75,000,000 aggregate principal amount of the Company’s 4.75% Fixed Rate/Floating Rate Subordinated Notes due 2014 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 4.75% Fixed Rate/Floating Rate Subordinated Notes due 2014 (the “Outstanding Notes”) under an Indenture, dated as of November 4, 2002, as supplemented on May 3, 2004 (the “Indenture”), by and between the Company and J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), and as contemplated by the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of May 3, 2004, by and among the Company, Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P.

In connection with this opinion letter, we have examined the Registration Statement, the Indenture, the Registration Rights Agreement, copies certified or otherwise identified to our satisfaction of the Articles of Incorporation, as amended, and Amended and Restated Bylaws of the Company, certain resolutions of the Company’s Board of Directors, relating to, among other

Susquehanna Bancshares, Inc.

August 30, 2004

things, the Exchange Offer, the issuance of the Outstanding Notes and the Indenture, the Form T-1 of the Trustee attached as Exhibit 25.1 to the Registration Statement and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, that the Trustee is duly qualified to engage in the activities contemplated by the Indenture, that the Trustee is duly qualified and eligible under the terms of the Indenture to act as trustee thereunder, that the Indenture was duly authorized, executed and delivered by the Trustee, that the Indenture is a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the effectiveness of the Registration Statement under the Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, we are of the opinion that when the Exchange Notes are duly executed, attested, issued and delivered by duly authorized officers of the Company and are duly authenticated by the Trustee, all in accordance with the terms of the Indenture, against surrender and cancellation of an identical principal amount of Outstanding Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms.

The opinion expressed above is subject to the following limitations and qualifications:

The opinion expressed herein is subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinion expressed herein is limited to the laws of the Commonwealth of Pennsylvania, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within

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August 30, 2004

the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP